[WATERHOUSE LOGO]
National Accounts 66 Wellington Street West, 3rd Floor Toronto, Ontario M5K 1A2 Telephone No.: (416) 307-0319 Fax No.: (416) 308-8755

May 17, 2005

Mark Tanz

2-131 Bloor St W

Toronto, ON M5S 1R1

Attn: Mark Tanz

Dear Mr. Tanz

We are pleased to offer the Borrower the following credit facilities (the “Facilities”), subject to the following terms and conditions.

BORROWER	Mark Tanz (the “Borrower”)

LENDER	The Toronto-Dominion Bank (the “Bank”), through its TD Waterhouse, Private Client Services, National Accounts branch, in Toronto, Ontario.

CREDIT LIMIT	Amounts outstanding under the Facility will at all times be the lesser of:

1. CDN $22,000,000 and

2. 85% of the market value for prime quality corporate bonds plus 96% of the market value of Government of Canada bonds assigned to the Bank.

TYPE OF CREDIT

AND BORROWING

OPTIONS	Demand Facility available at the Borrower’s option by way of:

•    Prime Rate Based Loans in CDN$ (“Prime Based Loan”)

•    Bankers Acceptances in CDN$ (“B/As”)

PURPOSE	Investment line to be used to acquire shares in Sizeler Property Investors Inc.

TENOR	Uncommitted

CONTRACTUAL

TERM	No term

RATE TERM

(FIXED RATE

TERM LOAN)	Not applicable

AMORTIZATION	Not applicable

INTEREST RATES

AND FEES	Advances shall bear interest and fees as follows:

Demand Operating Facility:

•    Prime Based Loans: Prime Rate + 0% per annum

•    B/As: Stamping Fee + 0.55% per annum

For all Facilities, interest payments will be made in accordance with Schedule “A” attached hereto unless otherwise stated in this Letter or in the Rate and Payment Terms Notice applicable for a particular drawdown. Information on interest rate and fee definitions, interest rate calculations and payment is set out in the Schedule “A” attached hereto.

ARRANGEMENT

FEE	Set-up fee of $15,000 collected on the first drawdown

COMMITMENT

FEE	Not applicable

ADMINISTRATION

FEE	Not applicable

RENEWAL FEE	Not applicable

DRAWDOWN	On a revolving basis.

Notice periods, minimum amounts of draws, interest periods and contract maturity for LIBOR Loans, terms for Banker’s Acceptances and other similar details are set out in the Schedule “A” attached hereto.

REPAYMENT AND

REDUCTION OF

AMOUNT OF CREDIT

FACILITY

On demand, with interest monthly by way of Prime Based Loans and at maturity by way of B/As. If the Bank demands repayment, the Borrower will pay to the Bank all amounts outstanding under the Operating Loan, including without limitation, the amount of all unmatured B/As and LIBOR Loans and the amount of all drawn and undrawn L/Gs and L/Cs. All costs to the Bank and all loss suffered by the Bank in re-employing the amounts so repaid will be paid by the Borrower.

Repayment terms to be established after 3 years.

PREPAYMENT	Demand loans are prepayable in full or part without penalty, subject to payment of normal breakage and unwinding costs.

SECURITY

The following security shall be provided, shall, unless otherwise indicated, support all present and future indebtedness and liability of the Borrower and the grantor of the security to the Bank including without limitation indebtedness and liability under guarantees, foreign exchange contracts, cash management products, and derivative contracts, shall be registered in first position, and shall be on the Bank’s standard form, supported by resolutions and solicitor’s opinion, all acceptable to the Bank:

1.      General Hypothecation of Stocks and Bonds for $3.5MM TD Bank Corporate Bond with a coupon rate of 7.6% maturing 12/31/09, issued by Mark Tanz

2.      General Hypothecation of Stocks and Bonds for $3.5MM Royal Bank Corporate Bond with a coupon rate of 7.183% maturing 6/30/11, issued by Mark Tanz

3.      General Hypothecation of Stocks and Bonds for $21MM Government of Canada Bonds with a coupon rate of 6% maturing 6/1/11, issued by Mark Tanz

4.      Personal Security Agreement

All persons and entities required to provide a guarantee shall be referred to herein individually as a “Surety” and/or “Guarantor” and collectively as the “Guarantors”.

All of the above security and guarantees shall be referred to collectively in this Agreement as “Bank Security”.

DISBURSEMENT CONDITIONS

The obligation of the Bank to permit any drawdown hereunder is subject to the Standard Disbursement Conditions contained in Schedule “A” and the following additional drawdown conditions:

All security and documentation conditions to be in place prior to initial drawdown, including new Hypothecation of Stocks and Bonds relating to the $21MM Government of Canada Bonds, as well as a new Promissory Note.

REPRESENTATIONS AND WARRANTIES	All representations and warranties shall be deemed to be continually repeated so long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect. The Borrower makes the Standard Representations and Warranties set out in Schedule “A”.

POSITIVE COVENANTS

So long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect, the Borrower will and will ensure that its subsidiaries and each of the Guarantors will observe the Standard Positive Covenants set out in Schedule “A” and the following additional covenant:

Borrower agrees to establish formal repayment plan by May 2008 (three years).

REPORTING REQUIREMENTS	Borrower will provide the Bank annually, if requested by the Bank, with a net worth statement, confirmation of income, confirmation that income taxes are current and any other information and financial data as the Bank may request from time to time.

NEGATIVE COVENANTS	So long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect, the Borrower will and will ensure that its subsidiaries and each of the Guarantors will observe the Standard Negative Covenants set out in Schedule “A”.

PERMITTED LIENS

Permitted Liens are referred to in Schedule “A” are:

Purchase Money Security Interests on equipment which exist on the date of this Agreement (“Existing PMSIs”) which are known to the Bank and all future Purchase Money Security Interests on equipment acquired to replace the equipment under the Existing PMSIs.

EVENTS OF DEFAULT	The Bank may accelerate the payment of principal and interest under any committed credit facility hereunder and cancel any undrawn portion of any committed credit facility hereunder, at any time after the occurrence of any one of the Standard Events of Default contained in Schedule “A” attached hereto.

AVAILABILITY OF OPERATING AND DEMAND LOANS

Operating and Demand Loans are uncommitted, and made available at the Bank’s discretion, and are not automatically available upon satisfaction of the terms and conditions, conditions precedent, or financial tests set out herein.

The occurrence of an Event of Default is not a precondition to the Bank’s right to accelerate repayment and cancel the availability of Operating and Demand Loans.

LANGUAGE PREFERENCE	This Agreement has been drawn up in the English language at the request of all parties.

SCHEDULE “A”— STANDARD TERMS AND CONDITIONS	Schedule “A” sets out the Standard Terms and Conditions (“Standard Terms and Conditions”) which apply to these credit facilities. The Standard Terms and Conditions, including the defined terms set out therein, form part of this Agreement, unless this letter states specifically that one or more of the Standard Terms and Conditions do not apply or are modified.

We trust you will find these facilities helpful in meeting your ongoing financing requirements. We ask that if you wish to accept this offer of financing (which includes the Standard Terms and Conditions), please do so by signing and returning the attached duplicate copy of this letter to the undersigned. This offer will expire if not accepted in writing and received by the Bank on or before 20, May, 2005.

Yours truly,

THE TORONTO-DOMINION BANK

/s/ David Kinkaid	/s/ William Paddon
David Kinkaid Relationship Manager	William Paddon Senior Manager

*[TD Waterhouse Private Client Services means The Toronto-Dominion Bank and its related companies that provide deposit, investment, loans, securities, trust, insurance and other products and services. Member of the TD Private Client Group. Private Banking is offered through The Toronto-Dominion Bank.]

TO THE TORONTO-DOMINION BANK:

Mark Tanz hereby accepts the foregoing offer this 18th day of May, 2005.

/s/ Mark Tanz
Signature	Signature

Mark M. Tanz
Mark Tanz	Print Name & Position